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                              EXHIBIT NUMBER 10.11
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                             PACIFIC LITHIUM LIMITED

                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                       EXCLUSIVE PATENT LICENSE AGREEMENT

                                  (rev. 1/8/98)

         This Agreement, effective as of the date set forth above the signatures of the parties below (the "Effective Date"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal place of business at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and Pacific Lithium ("COMPANY"), a New Zealand corporation, with the mailing address of its principal place of business at 5th Floor, Gosling Chapman Centre, 63 Albert St., Auckland City, New Zealand.

         WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to:

     M.I.T. Case No. 7960, "Glass Compositions for Anode Materials in Rechargeable Lithium Batteries," by Gerbrand Ceder and Yet-Ming Chiang;

     M.I.T. Case No. 7959, "Solid Polymer Electrolyte Lithium Battery and Process of Manufacture," by Yet-Ming Chiang and Anne M. Mayes;

     M.I.T. Case No. 7799, "Mixed Ionic-Electronic Conducting Binder for Lithium Battery Electrodes," by Yet-Ming Chiang, Anne M. Mayes, and Donald R. Sadoway;

     M.I.T. Case No. 7124, "High Voltage Cathode Materials For Li Batteries," by Mehmet K. Aydinol, Gerbrand Ceder, Yet-Ming Chiang, Biying Huang, and Young-il Jang;

     M.I.T. Case No. 7054, "Block Copolymer Electrolytes for Lithium Solid Polymer Electrolyte Batteries," by Anne M. Mayes and Philip P. Soo; and

     M.I.T. Case No. 6774, "Cathodes For Lithium Solid Polymer Electrolyte Batteries," by Anne M. Mayes and Donald R. Sadoway.

M.I.T. has the right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive non-transferable license to practice the PATENT RIGHTS reserved by the United States Government for M.I.T. Cases 7054 and 7799.

         WHEREAS, M.I.T.'s Vice President for Research has approved that Yet-Ming Chiang, Anne M. Mayes, and Gerbrand Ceder, inventors of the PATENT RIGHTS, now hold or shall

         February 10, 1998                                Page-1-of-26-
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shortly acquire an equity position in COMPANY and that M.I.T. is accepting equity as partial consideration for the rights and licenses granted under this Agreement;

         WHEREAS, the Conflict Avoidance Statement of Yet-Ming Chiang, Anne M. Mayes, and Gerbrand Ceder is Exhibit A hereto; and a Waiver of M.I.T equity sharing for Yet-Ming Chiang, Anne M. Mayes, Gerbrand Ceder, and Donald Sadoway is attached hereto as Exhibit B;

         WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

         WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent progam of exploiting the PATENT RIGHTS so that public utilization shall result therefrom; and

         WHEREAS, COMPANY intends to form a majority owned subsidiary to be incorporated under the laws of the United States and located in Massachusetts (hereinafter referred to as "NEWCO"), for the exploitation of the PATENT RIGHTS; and

         WHEREAS promptly upon formation of NEWCO, COMPANY shall assign its rights and obligations to NEWCO, and

         NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

1. Definitions.

         1.1. "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

         1.2 "EXCLUDED FIELDS" shall mean "batteries for military applications, and for aerospace applications such as satellites and space vehicles" but not batteries that are essentially equivalent to those sold in commercial, mass-markets.

         1.3 "FIELD" shall mean all fields but EXCLUDED FIELDS, as Section 1.3 defines.

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         1.4 "LICENSED PRODUCT" shall mean any product that cannot be manufactured, used, leased, or sold, in whole or in part, without infringing one or more claims under the PATENT RIGHTS.

         1.5 "LICENSED PROCESS" shall mean any process that cannot be performed, in whole or in part, without using at least one process that infringes one or more claims under the PATENT RIGHTS.

         1.6 "NET REVENUES" shall mean the gross amount billed or invoiced by COMPANY and its AFFILIATES and SUBLICENSEES for sales and leases of LICENSED PRODUCTS and LICENSED PROCESSES, less the following: (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

                  No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET REVENUES shall occur on the date of invoice or billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed, billed or invoiced to AFFILIATES or others at a discounted price that is substantially lower than the customary price charged by COMPANY to independent third parties, NET REVENUES shall be calculated based on the invoice amount of the LICENSED PRODUCT or LICENSED PROCESS to an independent third party during the same REPORTING PERIOD or, in the absence of such invoice, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS as mutually determined by the parties in good faith.

                  COMPANY nor an AFFILIATE nor any SUBLICENSEE shall accept non-monetary consideration for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of M.I.T.

         1.7. "PATENT RIGHTS" shall mean:

                  (a) the United States and international patents listed on Appendix A;

                  (b) the United States and international patent applications listed on Appendix A and the resulting patents;

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                  (c) any divisionals, continuations, continuation-in-part
applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

                  (d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

                  (e) international (non-United States) patent applications filed after the Effective Date in the countries listed on Appendix B and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of such patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a),
(b), (c), and (d) above, and the resulting patents.

         1.8. "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter; except that the first and last REPORTING PERIODS under this Agreement may be partial calendar quarters in that the first REPORTING PERIOD shall begin on the Effective Date, and the last REPORTING PERIOD shall end on the later of (i) the date of termination of this Agreement or (ii) the date upon which COMPANY completes and sells its remaining work-in-progress and inventory of LICENSED PRODUCTS pursuant to
Section 8.5.

         1.9. "SUBLICENSE INCOME" shall mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY under Section 2.2, including, without limitation, license fees, milestone payments, license maintenance fees, and other payments, but specifically excluding running royalties.

         1.10. "SUBLICENSEE" shall mean any permitted sublicensee of the rights granted COMPANY under this Agreement, as further described in Section 2.3.

         1.11. "TERM" shall mean the term of this Agreement as further defined in Section 8.1. below.

         1.12. "TERRITORY" shall mean worldwide.

         1.13. "FINANCING EVENT DATE" shall mean each date on which the COMPANY sells equity in the COMPANY.

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2.       Grant of Rights.

                  2.1 COMPANY agrees that the following are preconditions to the license being granted in this agreement:

                           (a) NEWCO shall be incorporated by June 30, 1998 with
                  an initial capitalization from COMPANY of at least $500,000.

                           (b) Promptly upon formation of NEWCO, COMPANY shall
                  assign all of its rights and obligations under this license agreement to NEWCO, and M.I.T hereby consents and approves of this assignment.

In the event either condition of this section 2.1 is not fulfilled, this agreement will automatically terminate on June 30, 1998 without further notice. Any amounts due to be paid or paid hereunder prior to June 30, 1998 are nonrefundable.

2.2. License Grant. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES a royalty-bearing license under its rights in the PATENT RIGHTS, to the extent not prohibited by other patents, to develop, make, have made, use, sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

         2.3 Exclusivity.

                  M.I.T. agrees that it shall not grant any other license to make, have made, use, sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY during the period of time of commencing on the Effective Date to the end of the TERM, unless sooner terminated as provided in this Agreement.

         2.4. Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.2. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall promptly furnish M.I.T. with a fully executed copy of any sublicense agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

         February 10, 1998                                Page-5-of-26-
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         2.5. Retained Rights.

                  (a) M.I.T. M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes, without payment of compensation to COMPANY.

                  (b) Federal Government. To the extent that any invention claimed in the PATENT RIGHTS has been partially funded by the U.S. federal government, COMPANY acknowledges that the federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS. This Agreement and the grant of any rights in such government funded inventions in the PATENT RIGHTS are subject to and governed by federal law as set forth in 35 U.S.C.
Sections 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.10.

         2.6 Access to lists of technologies available for license. M.I.T agrees to answer periodic requests from COMPANY to provide under a nondisclosure agreement descriptions of technologies available for licensing from M.I.T in the battery area.

         2.7 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such rights shall be dominant or subordinate to any PATENT RIGHTS.

3. COMPANY Obligations Relating to Commercialization.

         3.1. Diligence Requirements. COMPANY shall use diligent efforts, or shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

                  (a) Within six (6) months after the Effective Date, Company shall furnish M.I.T. with a written research and development plan documenting the major tasks and dates to be achieved from inception through first sale specifying the number of staff and

         February 10, 1998                                Page-6-of-26-
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other resources devoted to the commercialization of LICENSED PRODUCTS or
LICENSED PROCESSES in the FIELD.

         (b) Consistent with Section 5.l(a) (Frequency of Reports), within sixty (60) days after the end of each calendar year, COMPANY shall furnish M.I.T. with a written report on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

         (c) COMPANY shall raise at least Ten Million Dollars ($10,000,000) by March 30, 1999 from the sale of COMPANY's equity securities for its own account.

         (d) In the aggregate, COMPANY shall raise at least One Hundred Million Dollars ($100,000,000) by December 31, 2000 from the sale of COMPANY's equity securities for its own account or demonstrate that it owns the production capacity to produce at least 5,000,000 batteries based on LICENSED PRODUCTS per annum or that COMPANY has signed multi year contracts for the contract manufacture of at least 5,000,000 batteries based on LICENSED PRODUCTS per annum.

         (e) By January 31, 1999, COMPANY shall start construction of pilot plants each capable of producing at least 100 tons per year of lithium carbonate and/or lithium hydroxide and by January 31, 2000 demonstrate that a commercial-sized plant can produce such salts at costs commercially practical for the use in producing at least 5,000,000 batteries based on LICENSED PRODUCTS per annum; or shall demonstrate to the satisfaction of M.I.T. that it has procured a long-term source of such salts at commercially practical prices to produce at least 5,000,000 batteries based on LICENSED PRODUCTS per annum.

         (f) COMPANY shall sponsor a minimum of Seven Hundred and Twenty Four Thousand Dollars ($724,000) of research at M.I.T. starting no later than June 30, 1998 and continuing for the next twenty-four months, under the terms of M.I.T.'s standard Research Agreement (as may be modified by mutual agreement between the parties.) and further provided that:

         any additional patent rights arising from such research sponsored by COMPANY shall be added, at COMPANY'S election by amendment to the License Agreement for a license issue fee to be negotiated but not to exceed $50,000 per patent added, and otherwise under the royalty terms and other terms of the License Agreement.

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                  (g) COMPANY shall develop working developmental prototypes according to the following schedule:

         YEAR                 DEVELOPMENTAL PROTOTYPE
         ----                 -----------------------
         January 1, 2000      Lithium batteries for laptop
                              computers and cellular telephones

         January 1, 2004      Lithium batteries for electric vehicle
                              applications

         January 1, 2008      Large energy storage systems and/or
                              large energy leveling systems

         If COMPANY documents that the major reason for a delay in meeting the requirements of paragraph (g) are directly attributable to equivalent delays in achieving the results projected in the sponsored research described in paragraph
(f) then M.I.T. shall consider such impact in the making the determination of whether COMPANY has met the requirements of paragraph (g).

         (h) COMPANY shall permit an in-plant inspection by M.I.T. on or before December, 1998, and thereafter permit in-plant inspections by M.I.T. at regular intervals with at least six (6) months between each such inspection.

         (i) COMPANY shall make a first commercial sale of a LICENSED PRODUCT on or before December 31, 1999.

         (j) COMPANY shall establish commercial relationships with one or more potential customers for LICENSED PRODUCTS by selling Lithium containing products which need not be LICENSED PRODUCTS with net revenues of at least $500,000 in the year ending Dec. 31, 1999 to such customers.

         (k) COMPANY shall make NET REVENUES according to the following schedule:

         in the year ending Dec. 31, 2000                        $2,500,000;
         in the year ending Dec. 31, and each year thereafter    $15,000,000

         In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill its obligations under this Section 3.1 then M.I.T. will treat such failure as a Material Breach as described in Section 8.3(b).

         3.2      Indemnification.

                  (a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees and agents and their respective successors,

         February 10, 1998                                Page-8-of-26-
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heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, or imported pursuant to any right or license granted under this Agreement.

                  (b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

                  (c) Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 3.2(a) above. Such insurance shall be issued by an insurer pre-approved by M.I.T, such approval not to be unreasonably withheld, shall list M.I.T. as an additional named insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of M.I.T. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to

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make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or
(ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

         3.3. Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS and may disclose such information in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.

         3.4. Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

         3.5. Compliance with Law. COMPANY shall use reasonably commercial efforts to comply with, and shall ensure that its AFFILIATES and SUBLICENSEES use reasonably commercial efforts to comply with, all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES. COMPANY expressly agrees to comply with the following:

                  (i) COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it

         February 10, 1998                               Page-10-of-26-
         will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 3.2.) for the consequences of any such violation.

                  (ii) COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States or its territories unless a waiver is obtained from the U.S. government.

4. Consideration for Grant of Rights.

         4.1. License Issue Considerations. In partial consideration of the rights granted COMPANY under this Agreement, COMPANY shall pay to M.I.T.:

              (i) a total license issue fee of Four Hundred and Fifty Thousand dollars ($450,000) to be paid as follows:

                           (a) One Hundred Thousand Dollars ($100,000) to be due within five working days of the Effective Date of this Agreement plus

                           (b) Five (5) percent of the amount received by COMPANY for equity provided on each FINANCING EVENT DATE due fifteen days after receipt until a total of Three Hundred and Fifty Thousand ($350,000) has been paid to M.I.T with any balance remaining unpaid to be paid by December 31, 1998;

              (ii) shares of the COMPANY as set forth in Section 4.6 below; and

              (iii) such amount as set forth in Section 6.3 to reimburse M.I.T. for its actual expenses incurred as of the Effective Date in connection with obtaining the PATENT RIGHTS. These fees and payments are due on or before June 1, 1998 and are nonrefundable and are not creditable against any other payments due to M.I.T. under this Agreement. In the event that payment in full is not made by June 1, 1998, this agreement will automatically terminate on June 1, 1998 without further notice.

         4.2. License Maintenance Fee. For each calendar year during the TERM, COMPANY shall pay to M.I.T. the following license maintenance fees on the dates set forth below:

                  January 1, 1999 and each January 1st thereafter       $100,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET REVENUES and SUBLICENSE INCOME

         February 10, 1998                               Page-11-of-26-
earned during the same calendar year, if any. License maintenance fees' paid in excess of running royalties and SUBLICENSE INCOME due in such calendar year shall not be creditable to amounts due for future years.

         4.3. Running Royalties. In partial consideration of the rights granted COMPANY under this Agreement, COMPANY shall pay to M.I.T. a running royalty of five percent (5%) of NET REVENUES. These milestone payments are nonrefundable.

         4.4. Sharing of SUBLICENSE INCOME. COMPANY shall pay M.I.T. a total of fifty (50%) of all SUBLICENSE INCOME.

         4.5. No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

         4.6. Equity.

                  (a) Initial Grant. In partial consideration of the license granted COMPANY under this Agreement, COMPANY shall issue to M.I.T shares (the "Shares") of Common Stock of COMPANY, for a total consideration of Three Dollars and Fifty Cents ($3.50) to be paid by M.I.T to COMPANY.

                  COMPANY represents to M.I.T. that, as of the Effective Date, the aggregate number of Shares issued to M.I.T equals at least three and one half Percent (3.5%) of the COMPANY's issued and outstanding Common Stock calculated on a "Fully Diluted Basis." For purposes of this Section 4.6, "Fully Diluted Basis" shall mean that the total number of issued and outstanding shares of the COMPANY's Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall assume the issuance or grant of all securities reserved for issuance pursuant to any COMPANY stock or stock option plan in effect on the date of the calculation.

                  (b) Anti-Dilution Protection. COMPANY shall issue additional shares of Common Stock to M.I.T., such that M.I.T.'s ownership of outstanding Common Stock shall not fall below three and on half Percent (3.5%) on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance. Such issuances shall continue until and including the date upon which a total of Ten Million Dollars ($10,000,000) in cash in exchange for COMPANY's capital

         February 10, 1998                               Page-12-of-26-
         stock (the "Funding Threshold") shall be received by COMPANY. Thereafter, no additional shares shall be due to M.I.T.

                           (c) Participation in Future Private Equity Offerings. After the date of the Funding Threshold, M.I.T. shall have the right to purchase additional shares of the COMPANY's Common Stock in any private offering by the COMPANY of its equity securities in exchange for cash, to maintain its pro rata ownership as calculated immediately prior to such offering on a Fully Diluted Basis, pursuant to the terms and conditions at least as favorable as those granted to the other offerees. All rights granted to M.I.T. pursuant to this Section 4.6(c) shall terminate immediately prior to a firm commitment underwritten public offering of the COMPANY's common stock resulting in gross proceeds to the COMPANY of at least $10 million.

         5. Reports; Payments; Records.

                      5.1. Frequency of Reports.

                           (a) Before First Commercial Sale.

                                (i) COMPANY must report FINANCING EVENT DATES within five working days of their occurrence.

                                (ii) COMPANY must report the achievement of the diligence provisions listed under Section 3.1
                                (c), (d), (e), (f), (g), (i), (j), and (k) by
                                fax to M.I.T at 617-258-6790 or the fax number within 15 days of achievement.

                                (ii) Prior to the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2 (to the extent applicable).

                           (b) After First Commercial Sale.
                               After the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

                           (c) Upon First Commercial Sale of each LICENSED PRODUCT or Commercial Performance of LICENSED PROCESS. COMPANY shall report to M.I.T. the date

         February 10, 1998                               Page-13-of-26-
of first commercial sale of each LICENSED PRODUCT and the date of first commercial performance of each LICENSED PROCESS within sixty (60) days of occurrence in each country.

         5.2. Content of Reports and Payments. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

                  (i) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

                  (ii) the number of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

                  (iii) the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

                  (iv) calculation of NET REVENUES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

                  (v) total royalty payable on NET REVENUES in U.S. dollars, together with the exchange rates used for conversion;

                  (vi) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

                  (vii) the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

         February 10, 1998                               Page-14-of-26-

If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state. Concurrent with each report, COMPANY shall remit to M.I.T. any payment due for the applicable REPORTING PERIOD.

         5.3. Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY's fiscal year, COMPANY shall provide M.I.T. with COMPANY's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY's chief financial officer or by an independent auditor.

         5.4. Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as defined in NET REVENUES.

5.5. Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, COMPANY shall give M.I.T. prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.2. COMPANY shall pay any amounts due M.I.T. through whatever lawful methods M.I.T. reasonably designates; provided, however, that if M.I.T. fails to designate such payment method within thirty (30) days after M.I.T. is notified of the restriction, COMPANY may deposit such payment in local currency to the credit of M.I.T. in a recognized banking institution selected by COMPANY and identified by written notice to M.I.T., and such deposit shall fulfill all obligations of COMPANY to M.I.T. with respect to such payment.

         5.6. Records. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. under Section 5.2 and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.'s appointed agents, shall have the right, at M.I.T.'s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that

         February 10, 1998                               Page-15-of-26-
any audit performed under this Section reveals an underpayment in excess of ten percent (10%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

         5.7. Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

         5.8. Method of Payment. All payments under this Agreement should be made payable to "Massachusetts Institute of Technology" and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

6. Patent Prosecution.

         6.1. Responsibility for PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance. Such cooperation includes, without limitation, (i) promptly executing all reasonable and appropriate papers and instruments to enable M.I.T. to file, prosecute, and maintain such PATENT RIGHTS in any country; and (ii) promptly informing M.I.T. of matters that may affect the preparation, filing, prosecution, or maintenance of any such PATENT RIGHTS (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

         6.2. International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.

         6.3. Payment of Expenses. Payment of all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY, whether such amounts were incurred before or after the Effective Date. As of February 2, 1998, M.I.T. has incurred approximately $44,000 for such patent-related fees and costs. COMPANY shall reimburse all amounts due pursuant to this Section within thirty (30) days of invoicing except as specified in Section 4.1 (iii) for expenses incurred prior to the

         February 10, 1998                               Page-16-of-26-

Effective Date. Late payments shall accrue interest pursuant to Section 5.7. In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7. Infringement.

         7.1. Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

         7.2. COMPANY Right to Prosecute. So long as COMPANY remains the only licensee of the PATENT RIGHTS in the FIELD, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS or to defend the PATENT RIGHTS in any declaratory judgment action brought by a third party that alleges invalidity, unenforceability, or non-infringement of the PATENT RIGHTS. Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.

         7.3. Recovery. Any recovery obtained in an action brought by COMPANY under Section 7.2 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described below), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award. COMPANY may offset a total of fifty percent (50%) of any expenses incurred under this Section and Section 7.2 against any running royalty payments due to M.I.T. under this Agreement, provided that in no event shall the running royalty payments under Section 4.3., when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD.

         7.4. M.I.T. as Indispensable Party. M.I.T. shall permit any action under Section 7.2 to be brought in its name, including being joined as a party-plaintiff, if required by law, provided that

         February 10, 1998                               Page-17-of-26-

COMPANY shall hold M.I.T. harmless from, and if necessary indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. may incur in connection with such action.

         7.5. M.I.T. Right to Prosecute. In the event that COMPANY fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, or if COMPANY does not have standing to bring an action under this Article, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense, and any recovery obtained shall be given to M.I.T.

         7.6. Cooperation. Each party agrees to cooperate fully in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

8. TERM and Termination.

         8.1. TERM. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

         8.2. Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such effective date.

         8.3. Termination for Default.

                  (a) Nonpayment. Except as provided in Section 4.1 (iii), in the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty (30) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

                  (b) Material Breach. Except as provided in Section 2.1 and 8.3
(a), in the event COMPANY commits a material breach of its obligations under this Agreement, and fails to cure

         February 10, 1998                               Page-18-of-26-
that breach within sixty (60) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

         8.4. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

         8.5. Effect of Termination. The following provisions shall survive the expiration or termination of this Agreement: Articles 1 and 9, and Sections 3.2., 3.5., 4.6, 5.2. (obligation to provide final report and payment), 5.6., 8.5., and 10.8. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY is current in payment of all amounts due M.I.T. under this Agreement, (ii) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (iii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

9. Dispute Resolution.

         9.1. Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

         9.2. Dispute Resolution Procedures.

                  (a) Negotiation. In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to the Director or Assistant

         February 10, 1998                               Page-19-of-26-

Director of the Technology Licensing Office for M.I.T. and to a senior executive for the COMPANY (collectively, the "Executives"), who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

                  (b) Mediation. If the matter remains unresolved within sixty
(60) days after the Notice Date, or if the Executives fail to meet within thirty
(30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes (http://www.cpradr.org/medmodel.htm), except that specific provisions of this
Article 9 shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse;
(iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

                  (c) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article 9.

         9.3. Preservation of Rights Pending Resolution.

                  (a) Performance to Continue. Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make payments pursuant to Articles 4 and 6 of this Agreement.

                  (b) Provisional Remedies. Although the procedures specified in this Article 9 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in

         February 10, 1998                               Page-20-of-26-
its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

                  (c) Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 9.2.(a) and 9.2(b) are pending. The parties shall cooperate in taking any actions necessary to effectuate this result.

10. Miscellaneous.

         10.1. No Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T. makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of M.I.T. or of a third party, and (iii) that M.I.T. or a third party is not currently infringing or will not infringe the PATENT RIGHTS.

         IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

         10.2. Compliance with Law and Policies. COMPANY agrees to comply with applicable law and the policies of M.I.T. in the area of technology transfer and shall promptly notify M.I.T. of any violation that COMPANY knows or has reason to believe has occurred or is likely to occur. The M.I.T. policies currently in effect are available through the M.I.T. Technology Licensing Office and at the following World Wide Web address: http://web.mit.edu/tlo/www/guide.toc.html.

         February 10, 1998                               Page-21-of-26-

         10.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         10.4. Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

         10.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

         10.6. Assignment. This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T. A purchase of a majority of COMPANY's outstanding voting securities by a third party without M.I.T.'s prior written consent shall terminate this Agreement effective on the date of such purchase.

         10.7. Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         10.8. Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

         10.9. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

         If to M.I.T.:     Technology Licensing Office, Room NE25-230
                           Massachusetts Institute of Technology
                           77 Massachusetts Avenue

         February 10, 1998                               Page-22-of-26-

                                   Cambridge, MA 02139-4307
                                   Attention:  Director
                                   Tel:        617-253-6966
                                   Fax:        617-258-6790

                      If to COMPANY:    Robin T. Johannink, President/CEO
                                        PO Box 90725
                                        Auckland Mail Centre, New Zealand
                                        Tel: 64-9-309 5221
                                        Fax: 64-9-307 1740

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

         10.10. Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

         10.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

         February 10, 1998                               Page-23-of-26-

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

THE EFFECTIVE DATE OF THIS AGREEMENT IS FEBRUARY 10, 1998.

MASSACHUSETTS INSTITUTE OF                   PACIFIC LITHIUM LIMITED
TECHNOLOGY

By:       /s/ J. David Litster               By:      /s/ Robin T. Johannink
Name:     J. David Litster                   Name:    Robin Theodorus Johannink
Title:    Vice President for Research        Title:   Managing Director


MASSACHUSETTS INSTITUTE OF
TECHNOLOGY

By:
Name:
Title:    Vice President for Research

         February 10, 1998                               Page-24-of-26-

                                   APPENDIX A

                    List of Patent Applications and Patents


M.I.T. Case No. 7960
"Glass Compositions for Anode Materials in Rechargeable Lithium Batteries" by Gerbrand Ceder and Yet-Ming Chiang;
disclosure filed with M.I.T. Technology Licensing Office on 2/2/98

M.I.T. Case No. 7959
"Solid Polymer Electrolyte Lithium Battery and Process of Manufacture" by Yet-Ming Chiang and Anne M. Mayes disclosure filed with M.I.T. Technology Licensing Office on 2/1/98

M.I.T. Case No. 7799
"Mixed Ionic-Electronic Conducting Binder for Lithium Battery Electrodes," by Yet-Ming Chiang, Anne M. Mayes, and Donald R. Sadoway disclosure filed with M.I.T. Technology Licensing Office on 7/2/97

M.I.T. Case 7124
"Polymer Electrolyte, Intercalation Compounds and Electrodes for Batteries" by Mehmet K. Aydinol, Gerbrand Ceder, Yet-ming Chiang, Biying Huang, And
  Young-il Jang
U.S. Patent Application filed 10/10/97
based on Provisional Patent Applications 60/028278 filed 10/11/96 and 60/053876 filed 7/28/97

M.I.T. Case 7054
"Polymer Electrolyte, Intercalation Compounds and Electrodes for Batteries" by Anne M. Mayes And Philip P. Soo
U.S. Patent Application No. filed 10/10/97
based on Provisional Patent Application 60/028,341 filed 10/11/96

M.I.T. Case 6774
"Polymer Electrolyte, Intercalation Compounds and Electrodes for Batteries" by Anne M. Mayes And Donald R. Sadoway
U.S. Patent Application No. filed 10/10/97
based on Provisional Patent Application 60/08,342 filed 10/11/96


February 10, 1998                                                 Page-25-of-26-

PCT application PCT/US97/18839 filed on 10/10/97 designating all PCT contracting states for the following M.I.T. Cases:


          M.I.T. Case 7124
          "Polymer Electrolyte, Intercalation Compounds and Electrodes for Batteries" by Mehmet K. Aydinol, Gerbrand Ceder, Yet-ming Chiang, Biying Huang And Young-il Jang

          M.I.T. Case 7054
          "Polymer Electrolyte, Intercalation Compounds and Electrodes for Batteries" by Anne M. Mayes And Philip P. Soo

          M.I.T. Case 6774
          "Polymer Electrolyte, Intercalation Compounds and Electrodes for Batteries" by Anne M. Mayes And Donald R. Sadoway






           February 10, 1998                       Page -26- of -26-

                                 FIRST AMENDMENT

                  This is an Amendment with the effective date of           to
         the License Agreement dated February 10, 1998 between the Massachusetts Institute of Technology ("M.I.T.") and PACIFIC LITHIUM, LTD. ("COMPANY"). The parties thereto now further agree as follows:

                  1. Paragraph 3.1 (f) shall be deleted, thereby deleting the requirement for COMPANY to sponsor research at M.I.T. as a condition of the License Agreement.

                  2. The remaining portion of the License Issue Fee of $350,000 due on December 31, 1998 under Paragraph 4.1 of the License Agreement, and the License Maintenance Fee of $100,000 due on January 1, 1999 under Paragraph 4.2 of the License Agreement shall both be due on May 15, 1999. Furthermore, if such fees are not received by June 15, 1999 then, paragraph 8.3(a) notwithstanding, M.I.T. shall have the right to terminate the License Agreement effective immediately upon notice to COMPANY.

                  3. As a substitute for the equity shares to be provided by COMPANY to M.I.T. under the provisions of Paragraph 4.6 (a) and (b) of the License Agreement, COMPANY shall grant to M.I.T. Two Hundred Thousand (200,000) shares of common stock of Pacific Lithium Limited, such shares to be delivered to M.I.T. within 15 days of the effective date of this Amendment. Thereafter, no further shares shall be due to M.I.T. except as provided in Paragraph 4.6 (c) as amended in Item 4 below.

                  4. The Participation provisions of Paragraph 4.6 of the License Agreement shall pertain to shares of Pacific Lithium, Limited.


         Agreed to for:

         MASSACHUSETTS INSTITUTE                      PACIFIC LITHIUM LIMITED
         OF TECHNOLOGY


         By: /s/ Lita Nelson                          By: /s/ Robin T. Johannink

         Name: Lita Nelson                            Name: Robin T. Johannink

         Title: Director
           Technology Licensing Office                Title: Managing Director

         Date: December 10, 1998                      Date: 14 December 1998

                                SECOND AMENDMENT

         This is an Amendment with the effective date of 14 December 1998 to the License Agreement dated February 10, 1998 between the Massachusetts Institute of Technology ("M.I.T.") and PACIFIC LITHIUM, LTD. ("COMPANY"). The parties thereto now further agree as follows:

         1. The grant of Article II, as it pertains to anodes, shall be nonexclusive, with full rights to sublicense.

         2. M.I.T. further grants to COMPANY an option to add to the Patent Rights of this Agreement by amendment, an exclusive license, only in the field of use of "cathodes, "any new invention arising from the research laboratories of Prof. Yet-Ming Chiang or Prof. Gerbrandt Ceder at M.I.T. which is:

         (a) Dominated by the claims of the Patent Rights of the License Agreement existing as of the Effective Date of the Agreement or as shall be subsequently narrowed by the patent prosecution process of these original Patent Rights by the time the new invention is disclosed; and

         (b) Invented within five years of the Effective Date of the License Agreement.

         Such option shall be exercisable in the following manner under the following terms:

         (i) COMPANY shall notify M.I.T. in writing within three months of receipt of a description of the new invention that it wishes to add the invention to the License Agreement.

         (ii) COMPANY shall reimburse M.I.T. for the costs of filing, prosecution and maintenance of the patent rights of the new invention, but any such costs incurred shall be shared pro rata with any other optionee(s) or licensee(s) to the patent rights at the time the costs are incurred.

         (iii) All other terms and conditions shall be as in the License Agreement.

         (iv) The exclusivity of COMPANY's license to the new invention shall be subject to the nonexclusive license rights of the U.S. Government if the Government was a sponsor in whole or in part to the research leading to the invention.

         Agreed to for:

         MASSACHUSETTS INSTITUTE                       PACIFIC LITHIUM LIMITED
         OF TECHNOLOGY


         By: /s/Lita Nelson                            By: /s/Robin T. Johannink

         Name: Lita Nelson                             Name: Robin T. Johannink

         Title:  Director                              Title: Managing Director

         Technology Licensing Office

         Date: December 10, 1998                       Date: 14 December 1998

                                 THIRD AMENDMENT

         This is an Amendment with the effective date of ______________________ to the License Agreement dated February 10, 1998 between the Massachusetts Institute of Technology ("M.I.T.") and PACIFIC LITHIUM, LTD. ("COMPANY") as amended. The parties thereto now further agree as follows.

Paragraph 3.1 (c) shall be revised to read:

COMPANY shall raise at least Ten Million Dollars ($10,000,000) by June 15, 1999 from the sale of COMPANY's equity securities for its own account. Furthermore, Paragraph 8.3(b) notwithstanding, if COMPANY has not provided notification and evidence to M.I.T. by June 16, 1999 that such funds have been committed to the COMPANY, M.I.T. shall have the right to terminate this Agreement effective immediately upon notice to COMPANY.



Agreed to for:

MASSACHUSETTS INSTITUTE                                PACIFIC LITHIUM LIMITED
OF TECHNOLOGY


By: /s/Lita Nelson                                     By: /s/Robin T. Johannink

Name: Lita Nelson                                      Name: Robin T. Johannink

Title: Director                                        Title: Managing Director

Technology Licensing Office

Date: February 2nd, 1999                               Date: 26 February 1999

                                FOURTH AMENDMENT

         This is an Amendment with the effective date of March 30, 1999 to the License Agreement dated February 10, 1998, between the Massachusetts Institute of Technology ("M.I.T.") and PACIFIC LITHIUM, LTD. ("COMPANY") as amended. The parties now further agree as follows:

         1.       Paragraph 1.2 of the License Agreement shall be deleted.

         2.       Paragraph 1.3 of the License Agreement shall hereafter read:

                  "FIELD" shall mean all fields, without exception; provided however that the field of "anodes" shall be nonexclusive as provided in the Second Amendment dated December 14, 1998.



Agreed to for:

MASSACHUSETTS INSTITUTE                                PACIFIC LITHIUM LIMITED
OF TECHNOLOGY


By: /s/Lita Nelson                                     By: /s/Robin T. Johannink

Name: Lita Nelson                                      Name: Robin T. Johannink

Title: Director                                        Title: Managing Director

Technology Licensing Office

Date: March 30, 1999                                   Date: 10 April 1999